Exhibit 99.1

News Release

U.S. Silica Holdings, Inc. Reaffirms Guidance, Announces Second Quarter 2013 Results and Declares Quarterly Dividend

•	Record revenue of $129.8 million increased 24% over the second quarter of 2012

•	Oil and gas volumes increased 44% over the same period in 2012

•	Company reaffirming full-year Adjusted EBITDA guidance of $165 million to $175 million

•	Declares regular quarterly cash dividend of $0.125 per share

•	Announces initial investment in new Greenfield site

Frederick, Md., July 31, 2013 – U.S. Silica Holdings, Inc. (NYSE: SLCA) today announced net income of $20.2 million or $0.38 per basic and diluted share for the second quarter ended June 30, 2013 compared with net income of $19.5 million or $0.37 per basic share and $0.36 per diluted share for the same period in 2012.

“We are extremely pleased with our second quarter performance, again delivering Adjusted EBITDA at the high end of our guidance range,” said Bryan Shinn, president and chief executive officer. “For the Company as a whole, the bottom line is that our business is very strong, and we expect robust second half performance, driven by record oil and gas demand and continued margin expansion in our industrials business.”

Second Quarter 2013 Highlights

Total Company

•

Revenue totaled $129.8 million compared with $104.6 million for the same period in 2012, an improvement of 24.1%. The increase was driven primarily by additional volumes in the oil and gas segment, including initial contributions from the Company’s new frac sand facility in Sparta, WI.

•	Overall volumes increased to 2.0 million tons, an increase of 14.9% over the second quarter of 2012.

•	Adjusted EBITDA was $41.0 million or 32% of revenue compared with $37.1 million or 35% of revenue for the same period last year.

Oil and Gas

•	Revenue for the quarter totaled $77.7 million compared with $54.5 million in the same period in 2012.

•	Segment contribution margin was $35.5 million versus $33.3 million in the second quarter of 2012.

•	Tons sold totaled 988,120 versus 684,992 sold in the second quarter of 2012.

Industrial and Specialty Products

•	Revenue for the quarter totaled $52.1 million compared with $50.1 million for the same period in 2012.

•

Segment contribution margin was $15.3 million versus $14.0 million in the second quarter of 2012. The increase in contribution margin was driven largely by a richer mix of value-added products sold during the quarter.

•	Tons sold totaled 1,060,448 compared with 1,098,425 sold in the second quarter of 2012.

Capital Update

As of June 30, 2013, the Company had $47.1 million in cash and cash equivalents and $33.1 million available under its credit facilities. Total outstanding debt at June 30, 2013 totaled $261.1 million. Capital expenditures in the second quarter totaled $8.5 million and were associated primarily with bringing the second phase of the Sparta, WI, operation online and completing a new, 15,000 ton transload facility in San Antonio, Texas. Subsequent to the end of the quarter, the Company completed the refinancing of its existing senior credit facility with a new, $425 million senior secured credit facility consisting of a new $375 million term loan and a new $50 million revolver.

Quarterly Cash Dividend

The Company’s Board of Directors has declared a regular quarterly cash dividend of $0.125 per share to common shareholders of record at the close of business on September 19, 2013, payable on October 3, 2013. Future declarations of dividends are subject to approval of the Board.

Capital Investment

The Company has made an initial investment in a new Greenfield site near Utica, Illinois with an annual capacity of approximately 1.5 million tons of raw frac sand. The Company is working with a third-party to develop the mine and construct a wet processing plant along with drying and screening operations. Site work is currently underway and the new mine and plant are expected to come online in the first quarter of 2014.

Outlook and Guidance

For the full year, 2013, the Company is reaffirming its guidance for Adjusted EBITDA in the range of $165 million to $175 million and is raising its guidance for capital expenditures to a range of $60 to $70 million. The Company anticipates its effective tax rate will be in the range of 27 to 28 percent.

Conference Call

U.S. Silica will host a conference call for investors tomorrow, August 1, 2013 at 10:00 a.m. Eastern Time to discuss these results. Hosting the call will be Bryan Shinn, President and Chief Executive Officer and Don Merril, Vice President and Chief Financial Officer. Investors are invited to listen to a live webcast of the conference call by visiting the “Investor Resources” section of the Company’s website at www.ussilica.com. The webcast will be archived for one year. The call can also be accessed live over the telephone by dialing (877) 705-6003 or for international callers, (201) 493-6725. A replay will be available shortly after the call and can be accessed by dialing (877) 870-5176, or for international callers, (858) 384-5517. The Passcode for the replay is 417446. The replay of the call will be available through August 29, 2013.

About U.S. Silica

U.S. Silica Holdings, Inc., a member of the Russell 2000, is the second largest domestic producer of commercial silica, a specialized mineral that is a critical input into the oil and gas proppants end market. The company also processes ground and unground silica sand for a variety of industrial and specialty products end markets such as glass, fiberglass, foundry molds, municipal filtration and recreational uses. During its 100-plus year history, U.S. Silica Holdings, Inc. has developed core competencies in mining, processing, logistics and materials science that enable it to produce and cost-effectively deliver over 250 products to customers across these end markets. U.S. Silica Holdings, Inc. is headquartered in Frederick, MD.

Forward-looking Statements

Certain statements in this press release are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and speak only as of this date. Forward-looking statements made include any statement that does not directly relate to any historical or current fact and may include, but are not limited to, statements regarding U.S. Silica’s growth opportunities, strategy, future financial results, forecasts, projections, plans and capital expenditures, and the commercial silica industry. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are: (1) fluctuations in demand for commercial silica; (2) the cyclical nature of our customers’ businesses; (3) operating risks that are beyond our control; (4) federal, state and local legislative and regulatory initiatives relating to hydraulic fracturing; (5) our ability to implement our capacity expansion plans within our current timetable and budget; (6) loss of, or reduction in, business from our largest customers; (7) increasing costs or a lack of dependability or availability of transportation services or infrastructure; (8) our substantial indebtedness and pension obligations; (9) our ability to attract and retain key personnel; (10) silica-related health issues and corresponding litigation; (11) seasonal and severe weather conditions; and (12) extensive and evolving environmental, mining, health and safety, licensing, reclamation and other regulation (and changes in their enforcement or interpretation). Additional information concerning these and other factors can be found in U.S. Silica’s filings with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

U.S. SILICA HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended June 30,
	2013	2012
	(in thousands, except per share amounts)
Sales	$129,828	$104,599
Cost of goods sold (excluding depreciation, depletion and amortization)	80,297	58,920
Operating expenses
Selling, general and administrative	10,099	9,718
Depreciation, depletion and amortization	8,890	5,974

	18,989	15,692

Operating income	30,542	29,987
Other (expense) income
Interest expense	(3,535)	(3,428)
Other income, net, including interest income	63	179

	(3,472)	(3,249)

Income before income taxes	27,070	26,738
Income tax expense	(6,878)	(7,287)

Net income	$20,192	$19,451

Earnings per share:
Basic	$0.38	$0.37
Diluted	$0.38	$0.36

U.S. SILICA HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2013	December 31, 2012
	(in thousands)
ASSETS
Current Assets:
Cash and cash equivalents	$47,068	$61,022
Accounts receivable, net	61,784	59,564
Inventories, net	52,190	39,835
Prepaid expenses and other current assets	7,668	6,738
Deferred income tax, net	10,141	10,108
Income tax deposits, net	1,881	—

Total current assets	180,732	177,267

Property, plant and mine development, net	429,364	414,218
Debt issuance costs, net	1,849	2,111
Goodwill	68,403	68,403
Trade names	10,436	10,436
Customer relationships, net	6,325	6,531
Other assets	8,369	7,844

Total assets	$705,478	$686,810

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Book overdraft	$5,013	$5,390
Accounts payable	30,711	37,333
Dividends payable	6,634	—
Accrued liabilities	9,178	9,481
Accrued interest	148	2
Current portion of capital lease	364	—
Current portion of long-term debt	2,434	2,433
Short-term debt	6,866	—
Income tax payable	—	20,596
Current portion of deferred revenue	570	4,855

Total current liabilities	61,918	80,090

Long-term debt	251,774	252,992
Liability for pension and other post-retirement benefits	52,019	52,747
Deferred income tax, net	62,200	59,111
Other long-term obligations	10,531	10,176

Total liabilities	438,442	455,116

Commitments and contingencies

Stockholders’ Equity:
Common stock	530	529
Preferred stock	—	—
Additional paid-in capital	166,195	163,579
Retained earnings	113,566	82,731
Treasury stock, at cost	—	(970)
Accumulated other comprehensive loss	(13,255)	(14,175)

Total stockholders’ equity	267,036	231,694

Total liabilities and stockholders’ equity	$705,478	$686,810

Non-GAAP Financial Measures

Adjusted EBITDA

Adjusted EBITDA is not a measure of our financial performance or liquidity under GAAP and should not be considered as an alternative to net income as a measure of operating performance, cash flows from operating activities as a measure of liquidity or any other performance measure derived in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Adjusted EBITDA contains certain other limitations, including the failure to reflect our cash expenditures, cash requirements for working capital needs and cash costs to replace assets being depreciated and amortized, and excludes certain non-recurring charges that may recur in the future. Management compensates for these limitations by relying primarily on our GAAP results and by using Adjusted EBITDA only supplementally. Our measure of Adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.

The following table sets forth a reconciliation of net income, the most directly comparable GAAP financial measure, to Adjusted EBITDA.

	Three Months Ended June 30,
	2013	2012
	(in thousands)
Net income	$20,192	$19,451
Total interest expense, net of interest income	3,522	3,383
Provision for taxes	6,878	7,287
Total depreciation, depletion and amortization expenses	8,890	5,974

EBITDA	39,482	36,095
Non-cash incentive compensation(1)	704	493
Post-employment expenses (excluding service costs)(2)	586	404
Other adjustments allowable under our existing credit agreements(3)	213	120

Adjusted EBITDA	$40,985	$37,112

(1)	Includes vesting of incentive equity compensation issued to our employees.
(2)	Includes net pension cost and net post -retirement cost relating to pension and other post -retirement benefit obligations during the applicable period, but in each case excluding the service cost relating to benefits earned during such period. See Note Q to our Consolidated Financial Statements in Part I, Item 1 of this Quarterly Report on Form 10-Q.
(3)	Reflects miscellaneous adjustments permitted under our existing credit agreements, including such items as expenses related to a secondary offering by Golden Gate Capital and reviewing growth initiatives and potential acquisitions.

Investor Contact:

U.S. Silica Holdings, Inc.

Michael Lawson

Director of Investor Relations and Corporate Communications

(301) 682-0304

lawsonm@USSilica.com

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